EXHIBIT 12.3

SOUTHWESTERN ELECTRIC POWER COMPANY (CONSOLIDATED)
RATIO OF EARNINGS TO FIXED CHARGES
FOR THE TWELVE MONTHS ENDED JUNE 30, 2000
(Thousands Except Ratio)
(Unaudited)



Operating Income	                             $142,009

Adjustments
   Income taxes	                                       35,675
   Provision for deferred income taxes	                 (448)
   Deferred investment tax credits	               (4,523)
   Other income and deductions	                       (2,479)
   Allowance for borrowed and equity funds
        used during construction	                2,983
   Interest portion of financing leases	                  119

          Earnings	                             $173,336


Fixed Charges:
   Interest on long-term debt	                      $39,823
   Interest on short-term debt and other	       14,881
   Distributions on Trust Preferred Securities	        8,662
   Interest portion of financing leases	                  119

          Fixed Charges  	                      $63,485


Ratio of Earnings to Fixed Charges	                 2.73